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                                                                   Exhibit 23.1

                       Consent of Independent Auditors




The Board of Directors
Global Village communication, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33-89844, 33-76772, 33-76886, and 333-19899) on Forms S-3 and S-8 of Global
Village Communication, Inc. of our report dated April 23, 1997, relating to the consolidated balance sheets of Global Village Communication, Inc. and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1997, and the related schedule, which report appears in the March 31, 1997, annual report on Form 10-K of Global Village Communication, Inc.


KPMG PEAT MARWICK LLP

Palo Alto, California
June 16, 1997